Exhibit 5.1

May 15, 2024

Primo Water Corporation
1150 Assembly Drive, Suite 800
Tampa, Florida, 33607
United States

Re: Primo Water Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Primo Water Corporation (the “Company”) in the Province of Ontario (the “Province”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on the date hereof in connection with (a) the amendment to the Company’s 2018 Equity Incentive Plan (the “Plan”) to increase the number of common shares (the “Common Shares”) issuable pursuant to the Plan from 8,000,000 to 14,804,000 Common Shares, resulting in an additional listing of 6,804,000 Common Shares (the “Amendment”); (b) the award agreement entered into between the Company and Robbert Rietbroek dated January 1, 2024, in connection with Mr. Rietbroek’s appointment as Chief Executive Officer of the Company pursuant to which he was granted US$3,500,000 in time-based restricted share units (“RSUs”), as a stand-alone award and not granted under or pursuant to the Company’s equity plans, vesting in two equal annual installments on the first and second anniversaries of the grant date (the “Award Agreement”) and (c) the employment agreement entered into between the Company and Mr. Rietbroek dated November 15, 2023 (the “Employment Agreement”) pursuant to which he may earn an annual award equivalent to US$3,000,000 comprised of performance- and time-based RSUs (the “Employment Agreement Awards”) issued pursuant to the Plan.

1.	Examinations

In connection with our opinion set out herein, we have examined executed originals or copies identified to our satisfaction of the following documents and records:

a)	the Registration Statement;

b)	the articles of continuance and by-laws of the Company;

c)	a certificate of status in respect of the Company dated May 14, 2024 issued by the Ministry of Government Services under the Business Corporations Act (Ontario)(the “Certificate of Status”);

d)	the Award Agreement;

e)	the Employment Agreement; and

f)	the Amendment to the Plan.

We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of directors, officers and public officials and of such other certificates, documents and records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed. As to various questions of fact relevant to the opinions rendered herein, we have relied exclusively and without independent verification upon certificates and correspondence of public officials, a certificate of an officer of the Company dated the date of this opinion letter (the “Officer’s Certificate”) and the Certificate of Status. We have considered such questions of law and made such other investigations, as we have deemed relevant or necessary as a basis for the opinion expressed below in this opinion letter.

2.	Assumptions and Reliance

In connection with our opinions set out herein, we have assumed the genuineness of all signatures; the legal power, capacity and authority of individuals executing documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to authentic original documents of all documents submitted to us as certified, scanned or photostatic copies or facsimiles; completeness and authenticity of certificates of public officials; no change in status of the Company from the date of the Certificate of Status; and the accuracy of all factual matters in the Officer’s Certificate and the attachments thereto.  We have also relied upon the accuracy and authenticity of the documents examined or otherwise provided.

3.	Jurisdiction

We are solicitors qualified to practice law only in the Province. We have not made an examination of the laws of any jurisdiction other than the laws of the Province and the federal laws of Canada applicable therein and we do not express or imply any opinion in respect of the laws or any matters governed by any laws other than the laws of the Province and the federal laws of Canada applicable therein.

4.	Opinion

Based and relying upon the foregoing and subject to the assumptions, qualifications and limitations set out in this opinion letter, we are of the opinion that:

a)	the Company is a corporation incorporated and existing under the laws of the Province of Ontario;

b)	the Common Shares issuable pursuant to the Amendment to the Plan will be validly issued as fully-paid and non-assessable Common Shares; and

c)
the Common Shares, issuable upon the vesting of the RSUs in accordance with the Award Agreement and if applicable, an award agreement in connection with the Employment Agreement Awards, will be validly issued as fully-paid and nonassessable Common Shares.

5.	Limitation

We undertake no duty to amend any of the opinions set forth herein following the date of this opinion letter with respect to changes in matters of law or fact which may occur following the date hereof, and reliance on this opinion letter after the date of this opinion letter must be made with the assumption that there has been no change in the relevant law or facts insofar as they may affect the subject matter of this opinion letter.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933. We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

Yours very truly,

/s/ Goodmans
“Goodmans”